Promissory Note


$ 54,658.28                                                  September 30, 2002
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         On the date  listed  above,  for value  received  Prime  Resource,  LLC
(hereinafter referred to as Borrower) hereby promise to pay to the order of Prime Resource, LLC (hereinafter referred to as Holder), at 22 East 100 South, Suite 400, Salt Lake City, Utah 84111 the sum of Fifty Four Thousand Six Hundred Fifty Eight Dollars and Twenty Eight Cents ($54,658.28), with interest at the rate of four point eight six percent (4.86%), in lawful money of the United States of America, payable on demand with thirty days written notice.

         In the event of default, Borrower(s) agrees that the entire unpaid balance hereof shall become, at the election of Holder and with Notice to Borrower, accelerated and immediately due and payable; (b) agrees to pay Holder all lawful collection costs and legal expenses, including reasonable attorney's fees, and (c) agrees that any payments from whatever source shall first be applied to Holder's collection costs and legal expenses, second to late charge fees, third to interest, and fourth to principal, at the option of the Holder hereof. Waiver of any default shall not constitute a waiver of any subsequent default.

         Any payment not received by Holder within ten (10) days of its due date, shall include an eighteen Percent (18%) late charge fee per month on the balance due.

         The maker and endorser of this Note expressly waives demand, preentation for payment, notice of nonpayment and protest, and suit against the Maker; and also agrees that this Note may be extended in whole or in part without his consent at or after maturity.




/s/ Andrew Limpert
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    Andrew Limpert